Exhibit 99.1

UMB Financial Corporation 1010 Grand Boulevard Kansas City, MO 64106 816.860.7000 umb.com	News Release

//FOR IMMEDIATE RELEASE//

Media Contact: Rachael Crocker: 816.860.7775

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Announces $0.29 Quarterly Cash Dividend and

Common Stock Repurchase Authorization

Kansas City, Mo. (April 24, 2018) – During a meeting of the Board of Directors (the “Board”) of UMB Financial Corporation (Nasdaq: UMBF) held today, the Board declared a $0.29 per share quarterly cash dividend, payable on July 2, 2018 to the company’s shareholders of record as of the close of business on June 11, 2018.

As in prior years, the Board also approved the repurchase of up to 2,000,000 shares of the company’s common stock from time to time at any point until the regular meeting of the Board that immediately follows the 2019 annual meeting of the company’s shareholders. Shares acquired under the repurchase program may be available for reissuance or resale by the company, including under the company’s compensation plans and dividend reinvestment plan. Under the repurchase program, the company may acquire the shares from time to time in the open market or privately negotiated transactions, at the discretion of management, and on terms (including quantity, timing, and price) that management determines to be necessary, appropriate, or advisable, and in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Act of 1934, as amended, and other applicable securities laws and regulations.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Mo. UMB offers personal banking, commercial banking, healthcare services and institutional banking, which includes services to mutual funds and alternative-investment entities and registered investment advisors. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. For more information, visit UMB.com, UMB Financial.com, UMB Blog or follow us on Twitter at @UMBBank, UMB Facebook and UMB LinkedIn.

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